Exhibit 10.1

April 25, 2022

Masoud Toloue

Re:      Employment Agreement

Dear Masoud:

Quanterix Corporation (the “Company”) is pleased to offer you the full-time position of President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”).

You shall be elected to serve as a member of the Board, effective as of your start date hereunder. Should any Board membership term of yours end or be scheduled to end while you are employed as President and Chief Executive Officer hereunder, the Company shall use its best efforts to nominate you for re-election to the Board for any succeeding Board membership term commencing during your employment. As with all Board members, your continuation as a director requires election as a director by the stockholders whenever directors are to be elected by the stockholders. Your service as a Board member shall be without further compensation. Should your employment with the Company cease for any reason, whether voluntary or involuntary, you shall immediately resign as a member of the Board and as a member of any committees thereof, without any further action required by the Company.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) including board service, unless otherwise approved in writing by the Board, provided that you may engage in religious, charitable, or other community activities as long as such services or activities do not interfere or conflict with your obligations to the Company.

Your start date will be April 25, 2022. We are excited about the prospect of you serving in this role.

1.            Base Salary: The Company will pay you a salary at an annual rate of $550,000.00, paid at a bi-weekly rate of $21,153.85, subject to periodic review and adjustment upward, but not downward (except in the event of a salary reduction to all senior executive level employees as described in Section 8(b)(ii) of Good Reason), at the discretion of the Company.

2.            Bonus: You will be eligible to receive an annual performance bonus beginning with the Company’s 2022 performance year. Your annual bonus target will be up to $550,000.00 (the “Target Bonus”). The actual amount earned will be subject to the achievement of the metrics and goals established by the Company following consultation with you. The annual bonus will be subject to approval by and adjustment at the discretion of the Company, and the terms of any applicable bonus plan or award. Your bonus for 2022 will be determined based on your actual base salary earned during the year. The annual bonus shall be paid to you on the same schedule that bonuses are generally paid to the Company’s senior executive level employees.

Masoud Toloue Amended and Restated Employment Agreement Page 2

3.            Benefits: You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including medical insurance, dental insurance, 401K Plan and match, ESPP, Flexible Spending Account, term life insurance, and short and long term disability insurance. Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start. You also will be eligible to receive paid vacation time. You will be eligible for up to 20 days of paid vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

4.            Sign-On Equity Award: You have received a sign-on equity award consisting of 50,703 restricted stock units (RSUs) in connection with your original start date with the Company. Your sign-on equity award will continue to vest over a three-year period, with one-third vesting on the first anniversary of your original start date with the Company. The remainder will vest ratably on a monthly basis over the next two years. Your award will continue to be subject to the terms of our 2017 Employee, Director and Consultant Equity Incentive Plan and the Company’s form of award agreements.

5.            Long Term Equity Incentive Award: You will be eligible to receive, in one or more grants, an annual equity award as part of the Company’s long term equity incentive award cycle, which commenced in the first quarter of 2022, having a targeted aggregate grant date fair value of up to $2,000,000, less the value of any award previously made to you as President in 2022 pursuant to such long term equity incentive award cycle. The equity award will be priced on the later of the Effective Date of this Agreement or the date this Agreement was approved by the Compensation Committee. The value of your award will be discretionary and will be subject to your achievement of the metrics and goals established by the Company. Your equity grant will be subject to valuation methodologies and other terms and conditions applicable to other similarly situated executives of the Company, and will be subject to Compensation Committee approval.

6.            Sign-On Cash Payment: You have received a sign-on cash payment in the amount of $100,000.00, in connection with your original start date with the Company. You will be required to repay 50% of your sign-on cash payment should you voluntarily terminate your employment with the Company without Good Reason (as defined below) within one year of your original start date under your Employment Agreement dated May 10, 2021.

7.            At-Will Employment; Accrued Obligations: Your employment is “at will,” meaning you or the Company may terminate your employment at any time for any or no reason. In the event of the termination of your employment for any reason, the Company shall pay you the “Accrued Obligations,” defined as (1) your base salary through the date of termination; (2) an amount equal to the value of your accrued unused vacation days; (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed; and (4) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which you have earned under any plan or agreement of or with the Company through the date of termination.

Masoud Toloue Amended and Restated Employment Agreement Page 3

8.            Severance: Without limiting the at-will nature of your employment relationship, if the Company terminates your employment without Cause, or if you resign for Good Reason, the Company shall provide you with the following termination benefits (the “Termination Benefits”):

(a)            Salary Continuation Payments. Continuation of your base salary for a period of twelve (12) months after the date of termination (the “Severance Period”) at the salary rate then in effect.

(b)            Target Bonus. An amount equal to your applicable annual target bonus for the year of termination, paid in one lump sum on the Company’s next regularly-scheduled payroll date following the effective date of the separation agreement described below.

(c)            Acceleration of Sign-On Equity Award. Notwithstanding anything to the contrary in the applicable equity plan or the award agreement applicable to your Sign-On Equity Award, any outstanding but unvested portion of your Sign-On Equity Award that would have vested during the Severance Period had you remained employed during such time shall accelerate and become fully-vested and exercisable as of the later of (i) the termination date, or (ii) the effective date of the separation agreement described below.

(d)            Health Benefits Continuation. Continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”). Notwithstanding the above, (x) in the event that the Severance Period extends beyond eighteen (18) months following your date of termination, or (y) if the Company otherwise determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether COBRA continuation coverage remains available (i.e., in the event that the Severance Period extends beyond eighteen (18) months following your date of termination) and shall end on the earlier of (1) the end of the Severance Period, (2) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; or (3) the last day of the twenty-fourth (24th) calendar month following your termination date.

Masoud Toloue Amended and Restated Employment Agreement Page 4

If the Company terminates your employment without Cause, or if you resign for Good Reason, and the effective date of such termination occurs within the 90 day period immediately preceding or the twelve (12) month period immediately following a Change-in-Control (such period the “Change-in-Control Period” and such termination a “Change-in-Control Termination”), then in addition to the Termination Benefits set forth immediately above:

Equity Acceleration. Notwithstanding anything to the contrary in any applicable equity plan or award agreement, all of your outstanding but unvested equity awards shall accelerate and become fully-vested and exercisable as of the later of (A) the termination date, or (B) the effective date of the separation agreement described below, or (C) as of the Change-in-Control.

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless (a) within 60 days of your date of termination, you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company, which shall include a general release in favor of the Company and related persons and entities, and other standard provisions regarding non-competition, confidentiality, cooperation, non-disparagement and the like as may be included in the Company’s then current form of separation agreement (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, and (b) you comply with the terms of your Restrictive Covenants Agreements (as defined below), or any other similar agreements with the Company. The Salary Continuation Payments shall commence within 60 days after the date of termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and the first Salary Continuation Payment, the first Salary Continuation Payment shall include a “catch up” payment.

For purposes of this Section:

“Cause” means the occurrence of any of the following (and, if applicable, that the Company has complied with the Cause Process (hereinafter defined) following the occurrence of a circumstance subject to the Cause Process): (i) theft, fraud, embezzlement, misappropriation of assets or property of the Company, or material violation of your Restrictive Covenants Agreements; (ii) dishonesty, gross negligence, misconduct, gross neglect of duties, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendere; or (vi) continued, willful and deliberate non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability).

Masoud Toloue Amended and Restated Employment Agreement Page 5

“Cause Process” means that (1) the Board has reasonably determined in good faith that a “Cause” condition has occurred; (2) the Board has notified you in writing of the Board’s knowledge of the first occurrence of the Cause condition within 60 days of the first occurrence of such condition; (3) you are provided a period of 30 days following such notice (the “Cause Cure Period”) to remedy the condition; (4) notwithstanding such efforts, the Board reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (5) the Board terminates your employment within 30 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred. The Board shall not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the Cause Cure Period. For the avoidance of doubt, you and the Company acknowledge and agree that clauses (i), (iii) and (v) cannot be cured, and shall not be subject to the requirements of the Cause Process.

“Change-in-Control” means the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a change in the composition of the Company’s Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the consummation of a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Good Reason” means that you have complied with the Good Reason Process following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your authority, duties and responsibilities or change in your reporting relationship such that you no longer report directly to the Board of Directors of the Company or that you are reporting to someone other than the Board of Directors; (ii) a material reduction in your base salary (with any reduction in excess of 10% being deemed material), provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting all of the similarly situated senior executive level employees of the Company and that does not adversely affect you to a greater extent than such similarly situated employees; and (iii) a change in the geographic location at which you must regularly report to work and perform services (either in person or remote) of more than thirty (30) miles, except for required travel on the Company’s business; or (iv) a material breach by the Company of any of its obligations to you under its employment agreements with you.

Masoud Toloue Amended and Restated Employment Agreement Page 6

“Good Reason Process” means that (1) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (3) the Company is provided with a period of 30 days following such notice (the “Cure Period”) to remedy the condition; (4) notwithstanding such efforts, you reasonably and in good faith determine at the end of the Cure Period that the Good Reason condition continues to exist; and (5) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

9.            Section 280G:

(a)            If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change-in-Control (for purposes of this Section, a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payment shall be either: (i) the full amount of such Payment; or (ii) such lesser amount (a “Reduced Payment”) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(b)            With respect to Section 9(a), if there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order: (i) cash payments; (ii) taxable benefits; (iii) nontaxable benefits; and (iv) accelerated vesting of equity awards in a manner that maximizes the amount to be received by you.

(c)            The determination of whether Section 9(a)(i) or (ii) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to both the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

Masoud Toloue Amended and Restated Employment Agreement Page 7

(d)            You may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 9(a)(i) or (ii) (as applicable, an “Overpayment” or “Underpayment”). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or you, that an Overpayment or Underpayment has been made, then: (i) in the event of an Overpayment, you shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of your receipt of such Overpayment until the date of such repayment; and (ii) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 9(a)(ii) not been applied until the date of payment.

10.            Section 409A: Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Masoud Toloue Amended and Restated Employment Agreement Page 8

11.            No Guarantee of Tax Consequences: The Company makes no guarantee of any tax consequences with respect to any payment hereunder, including, without limitation, under Section 409A of the Code.

12.            No Mitigation: In no event, except as set forth expressly in this or another agreement signed by you, shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and, subject to the aforesaid exception, such amounts shall not be reduced whether or not you obtain other employment.

13.            Return of Company Property: Upon termination of employment for any reason, you shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, computer equipment, or other property belonging to the Company, and you shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing proprietary information or relating to the business or proposed business of the Company or its affiliated entities or containing any trade secrets relating to the Company or its affiliated entities. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. You agree to represent in writing to the Company upon termination of employment that you have complied with the foregoing provisions of this Section.

14.            Assistance with Claims: You agree that, consistent with the scheduling demands of your business and personal affairs, during and after your employment by the Company, you will assist the Company and its affiliated entities in the defense of any claims, or potential claims that may be made or are threatened to be made against any of them in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and its affiliated entities in the prosecution of any claims that may be made by the Company or its affiliated entities in any Proceeding, to the extent that such claims may relate to your employment or the period of your employment by the Company. The Company agrees to reimburse you for your reasonable out-of-pocket expenses associated with such assistance, including travel expenses. Any such reimbursement shall be paid by the Company within no later than thirty (30) days of the date on which you provide documentation to the Company that such expenses were incurred. In the event that the Company requires your extensive assistance outside of the one year period following the conclusion of your services to the Company as an employee, consultant or Board member, the parties will enter into an agreement to compensate you for your time incurred in fulfilling your obligations under this paragraph, other than time related to testifying as a fact witness in any proceeding (including, but not limited to, related activities preliminary and postliminary thereto).

15.            Representation Regarding Other Obligations: This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Masoud Toloue Amended and Restated Employment Agreement Page 9

16.            Restrictive Covenants: As an express condition of your employment as the Company’s President and Chief Executive Officer, and in consideration of the payments and benefits provided under this Agreement, including but not limited to the base salary in Section 3, the bonus compensation in Section 4 and the grant of equity in Section 5, you will be required to sign the Employee Non-Competition Agreement, and the Employee Confidentiality, Assignment and Non-Solicitation Agreement (the “Restrictive Covenants Agreements”). Copies of the Restrictive Covenants Agreements will be provided to you concomitantly herewith. Notwithstanding the foregoing, if the Company elects to enforce a non-competition provision for which post-employment payments are required under applicable law (“Non-Competition Payment”), the Company may apply the amount of any Non-Competition Payment to the Termination Benefits.

17.            Other Terms: Your employment with the Company shall be on an at-will basis. In other words, you or the Company may terminate employment for any reason and at any time, with or without notice. In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to continue to work with you at Quanterix. If you have any questions about this information, please do not hesitate to call. Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me.

We are confident that with your background and skills, you will have an immediate positive impact on our organization.

[Signature Page Follows]

Masoud Toloue Amended and Restated Employment Agreement Page 10

Sincerely,

QUANTERIX CORPORATION

By:	/s/ Martin Madaus
Name:	Martin D. Madaus, Ph.D., D.V.M.
Title:	Lead Director

AGREED TO AND ACCEPTED

/s/ Masoud Toloue
Masoud Toloue